Exhibit 5.1 and 23.2

[Williams Mullen Letterhead]

May 29, 2009

Board of Directors

Village Bank and Trust Financial Corp.

15521 Midlothian Turnpike, Suite 200

Midlothian, Virginia 23113

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by Village Bank and Trust Financial Corp., a Virginia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of (i) a warrant dated May 1, 2009 (the “Warrant”) to purchase common stock, par value $4.00 per share, of the Company (the “Common Stock”) and (ii) up to 499,029 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), for sale by the selling security holders identified in the Prospectus (the “Prospectus”) forming a part of the Registration Statement.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based and the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that (i) the Warrant has been duly authorized and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (D) judicial discretion inherent in the forum addressing enforceability, and (ii) the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this

A Professional Corporation

NORTH CAROLINA W VIRGINIA W WASHINGTON, D.C. W LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com

May 29, 2009

opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ Wayne A. Whitham, Jr.
Wayne A. Whitham, Jr., a Shareholder